UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

March 21, 2013

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

(855) 449-9642

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01     Regulation FD Disclosure

On March 21, 2013, Zynga Inc. (the “Company”) plans to post the following on its website blog:

An Update to Zynga.com

By Cadir Lee

Hi. We’re excited to share an update on the evolution of Zynga.com, our destination for play, which is enabling a community around games that people love.

We initially rolled out the beta of Zynga.com, to innovate on more ways to play and to introduce you to more people to play with. What we saw with Zynga.com is a dedicated fan base around our biggest games. Fans who are excited to be connected to each other and form friends and communities around the games they share a passion for. Zynga.com enabled us to build new features that made play more fun and social such as real-time multiplayer, or the live Social Stream where you can tap into the community of players to help you progress in your game. What we’ve seen is that players like you engage with more people and come back to play again and again.

This beta enabled us to do a lot more than innovate on new ways to play -- it also gave us an opportunity to have a real dialogue with you about things you want and care about. We heard you want a place that is even more dedicated to games and allows you to easily find and connect with other players. We heard you want to share your big wins, level ups and in-game achievements, with players who love the games you do. You also want to create a unique player name like you do in Words With Friends and Draw Something.

We appreciate this feedback and are excited to bring you a new Zynga.com. So what’s new? Starting next week, when you visit Zynga.com you will see a new streamlined signup that lets you create your own account just for playing games. We also wanted to make sure that existing Zynga.com players continue to have the best experience possible so you don’t have to start from scratch. All players will have the option to connect with Facebook and keep your game friends and game progress, while deciding what you share with your gaming community.

We thank you for the valuable feedback and hope you enjoy what we believe is a natural evolution of Zynga.com. We’ve kept a lot of the great features like live Social Stream, Fast Load and Online Presence which lets you see who else is playing right now. Some of your favorite games will be on the new site at launch and we will continue to work hard to bring you more great games and new features over the coming weeks and months.

We also want to thank all our Zynga partners – the third party developers who helped bring you more ways to play on Zynga.com. Without our partners we wouldn’t be able to introduce you to some of the most fun and entertaining games on the site – RPGs like Legends: Rise of a Hero and an awesome sim game like Village Life. We know it’s a challenge to keep up with platform changes as we’ve been through it a few times ourselves, so we’re fully committed to working closely with all our partners to make this update as simple and painless as we possibly can. For any developers who are interested in getting their social games in front of millions of people who love to play, please visit us at developers.zynga.com/partners.

Together with our partners, we look forward to continuing to build the best destination for play on Zynga.com.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements relating to, among other things, updates and features of Zynga.com and our operational plans for Zynga.com. Forward-looking statements often include words such as “intends,” “will,” “anticipate,” “believe,” “target,” “expect,” and statements in the future tense are generally forward-looking statements. The success of the matters covered by such forward-looking statements involves risks. Actual results could differ materially from those predicted or implied. Factors that could cause or contribute to such differences include, among other things, changes in player interests, our relationship and agreements with Facebook, and the Facebook platform and policies. More information about factors that could affect our operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2012, copies of which may be obtained by visiting our Investor Relations web site at http://investor.zynga.com or the SEC’s web site at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to us on the date hereof. There is no guarantee that the circumstances described in our forward-looking statements will occur. We assume no obligation to update such statements.

The information in this Item 7.01 is being “furnished” pursuant to Item 7.01 and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Action of 1934, as amended (the “Exchange Act”), or incorporated by reference into those filings of the Company that provide for the incorporation of all reports and documents filed by the Company under the Exchange Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ZYNGA INC.

Dated: March 21, 2013	By:	/s/ Reginald Davis
Reginald Davis
Executive Vice President, General Counsel and Secretary